Exhibit 5.1

John Hancock Tower, 27th Floor 200 Clarendon Street Boston, Massachusetts 02116 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com
FIRM / AFFILIATE OFFICES

June 26, 2015

Seres Therapeutics, Inc.

215 First Street

Cambridge, MA 02142

Re:   Registration Statement on Form S-8; 10,324,621 shares of Seres Therapeutics, Inc. Common Stock, $0.001 par value per share

Abu Dhabi	Milan
Barcelona	Moscow
Beijing	Munich
Boston	New Jersey
Brussels	New York
Century City	Orange County
Chicago	Paris
Doha	Riyadh
Dubai	Rome
Düsseldorf	San Diego
Frankfurt	San Francisco
Hamburg	Shanghai
Hong Kong	Silicon Valley
Houston	Singapore
London	Tokyo
Los Angeles	Washington, D.C.
Madrid

Ladies and Gentlemen:

We have acted as special counsel to Seres Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of up to 10,324,621 shares of common stock of the Company, $0.001 par value per share (the “Shares”), issuable under the Seres Health, Inc. 2012 Stock Incentive Plan, as amended (the “2012 Plan”), Seres Therapeutics, Inc. 2015 Incentive Award Plan (the “2015 Plan”), and the Seres Therapeutics, Inc. 2015 Employee Stock Purchase Plan (the “2015 ESPP” and, together with the 2012 Plan, and the 2015 Plan, the “Plans”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2015 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plans, assuming in each case that the individual grants or awards under the Plans are duly

June 26, 2015

authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP